Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2015 THIRD QUARTER RESULTS
Adjusted Operating Margin Improves 90 basis points to 12.0 Percent
Return on Invested Capital Increases to 11.5 Percent
Adjusted Earnings from Continuing Operations Grow 11 Percent to $0.81 Per Diluted Share

MINNEAPOLIS, MN, April 30, 2015 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the third quarter of its fiscal year 2015, which ended on March 28, 2015. Third quarter revenue grew 3.8 percent to $233.5 million, up from $225.0 million in last year’s third quarter. Adjusted earnings from continuing operations grew 11 percent to $0.81 per diluted share, compared to adjusted earnings from continuing operations of $0.73 per diluted share in the prior year period. Adjusted earnings in the quarter excluded a $0.20 per share charge due to an increase in the company’s reserves associated with the previously announced withdrawal from the various multi-employer pension plans (MEPPs) in which the company historically participated. Adjusted earnings in the prior year period excluded a $0.26 per share charge related to the withdrawal from these MEPPs and a $0.04 per share benefit from a change in merchandise amortization lives. Including these items, the company reported earnings from continuing operations of $0.61 per diluted share in the current quarter and $0.51 per diluted share in the prior year quarter (see reconciliation table for details).

“Our team continues to deliver strong results executing our game plan,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “In the third quarter we continued the multi-year positive trends in our key financial metrics, with solid organic growth, significant improvements in operating margin and return on invested capital, double-digit earnings growth, and strong cash flow.”

Income Statement Review
The third quarter organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 5.4 percent. This strong organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 1.6 percent. In total, revenue grew by 3.8 percent, to $233.5 million.

Adjusted operating margin from continuing operations expanded to 12.0 percent, a 90 basis point increase compared to an adjusted operating margin from continuing operations of 11.1 percent in last year’s third quarter. The higher adjusted operating margin was primarily driven by lower energy costs, operating leverage from revenue growth, and productivity gains in rental operations. These improvements more than offset higher rental merchandise expense and increased workers’ compensation costs. Adjusted operating margin from continuing operations in both the current quarter and the prior year period excluded the previously mentioned charges related to the withdrawal from MEPPs and the prior year benefit from the change in estimated merchandise amortization lives. Including these items, operating margin from continuing operations was 9.3 percent in the current quarter and 8.0 percent in the prior year quarter (see reconciliation table).

Interest expense in the quarter increased slightly to $1.7 million, compared to $1.6 million in the prior-year quarter. The effective tax rate increased to 37.4 percent, compared to 37.1 percent in the third quarter last year. Diluted share count was 20.1 million, compared to 20.0 million in last year’s third quarter.

Balance Sheet and Cash Flow
The company ended the third quarter with total debt, net of cash, of $216.0 million and a ratio of debt to total capital of 37.2 percent. On a three month annualized basis, return on invested capital (ROIC) increased 140 basis points to 11.5 percent, compared to 10.1 percent in the third quarter last year.

Cash provided by operating activities for the nine months ended March 28, 2015 was $80.9 million, compared to $42.5 million in the prior year. The increased operating cash flow was primarily due to higher net income, improved working capital management, and lower income tax payments. Capital expenditures for the first nine months of the fiscal year were $40.0 million, compared to $23.2 million in the prior year, as the company continued investments in capacity expansion and information technology. Fiscal year-to-date, G&K has returned $30.0 million of cash to shareholders through dividend payments and share repurchases.

Outlook
Based on year to date results, the company now expects full year fiscal 2015 revenue in the range of $934 million to $939 million, narrowing its previous range of $930 million to $950 million. Organic revenue growth will continue to be partially offset by the impact of a lower exchange rate for the Canadian dollar, which the company expects will reduce full-year revenue growth by approximately 1.5 percent. The company also narrowed its guidance for full-year adjusted earnings, to a range of $3.24 to $3.30 per diluted share, compared to its previously announced range of $3.20 to $3.30 per share. This guidance excludes the impact of the previously mentioned $0.20 per share charge related to the company’s withdrawal from MEPPs.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through May 30, 2015.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	March 28, 2015				March 29, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$233,514	$21,601	$12,429	$0.61	$225,046	$18,074	$10,391	$0.51
Add: Impact of pension withdrawal and associated expenses (1)	—	6,500	4,069	0.20	—	8,167	5,103	$0.26
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(1,270)	(806)	$(0.04)
As Adjusted	$233,514	$28,101	$16,498	$0.81	$225,046	$24,971	$14,688	$0.73

	Nine Months Ended				Nine Months Ended
	March 28, 2015				March 29, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	701,065	77,075	$45,750	$2.24	$671,188	$69,339	$40,344	$2.00
Add: Impact of pension withdrawal and associated expenses (1)	—	6,500	4,069	0.21	—	9,854	6,151	$0.31
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(5,346)	(3,366)	$(0.17)
As Adjusted	$701,065	$83,575	$49,819	$2.45	$671,188	$73,847	$43,129	$2.14

(1) In the first quarter of 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687. In the third quarter of fiscal 2014, we recorded $8,167 of expense related to the withdrawal from several other MEPPs. In the third quarter of fiscal 2015, we increased our estimated liability associated with the withdrawal from certain MEPPs, by $6,500.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful lives of certain merchandise in service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit was $2,273 in the first quarter of fiscal 2014 and $1,803 in the second quarter of fiscal 2014, and $1,270 in the third quarter of fiscal 2014.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending March 28, 2015 and March 29, 2014.

	For the Three Months Ended
	March 28,	March 29,
(U.S. Dollars, in thousands)	2015	2014
Numerator:
Income from continuing operations as reported	21,601	$18,074
Add: Impact on pension withdrawal and associated expenses	6,500	8,167
Less: Change in merchandise amortization lives	—	(1,270)
Adjusted income from continuing operations	28,101	24,971
Income taxes at 38.5 percent	10,819	9,614
Adjusted income after tax from continuing operations	17,282	15,357
Annualized adjusted income after tax from continuing operations	$69,128	$61,428

Denominator:
Current maturities of long-term debt	$337	$—
Long-term debt	229,000	175,000
Total stockholders' equity	386,612	485,133
Less: cash and cash equivalents	(13,328)	(49,535)
Total capital	$602,621	$610,598

Return on invested capital	11.5%	10.1%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
(U.S. Dollars, in thousands, except per share data)	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014

Rental and direct sale revenue	$233,514	$225,046	$701,065	$671,188

OPERATING EXPENSES
Cost of rental and direct sale revenue	154,573	150,284	463,018	443,109
Pension withdrawal and associated expenses	6,500	8,167	6,500	9,854
Selling and administrative	50,840	48,521	154,472	148,886
Total operating expenses	211,913	206,972	623,990	601,849

INCOME FROM CONTINUING OPERATIONS	21,601	18,074	77,075	69,339
Interest expense	1,745	1,560	5,463	4,707
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,856	16,514	71,612	64,632
Provision for income taxes	7,427	6,123	25,862	24,288
NET INCOME FROM CONTINUING OPERATIONS	12,429	10,391	45,750	40,344
Net loss from discontinued operations	—	(181)	—	(8,393)
NET INCOME	$12,429	$10,210	$45,750	$31,951

EARNINGS (LOSS) PER COMMON SHARE
BASIC
From continuing operations	$0.62	$0.52	$2.29	$2.04
From discontinued operations	—	(0.01)	—	(0.43)
BASIC EARNINGS PER COMMON SHARE	$0.62	$0.51	$2.29	$1.61
DILUTED
From continuing operations	$0.61	$0.51	$2.24	$2.00
From discontinued operations	—	(0.01)	—	(0.42)
DILUTED EARNINGS PER COMMON SHARE	$0.61	$0.50	$2.24	$1.58

Earnings available to common stockholders:
Net income from continuing operations	$12,429	$10,391	$45,750	$40,344
Less: Income allocable to participating securities	(235)	(142)	(771)	(560)
Net income from continuing operations available to common stockholders	$12,194	$10,249	$44,979	$39,784

Weighted average number of shares outstanding, basic	19,679	19,657	19,653	19,545
Weighted average number of shares outstanding, diluted	20,074	19,996	20,037	19,924

Dividends Declared per Share	$0.31	$0.27	$0.93	$0.81

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	March 28, 2015	June 28, 2014
ASSETS
Current Assets
Cash and cash equivalents	$13,328	$37,118
Accounts receivable, net	96,934	100,193
Inventory	40,102	38,423
Merchandise in service	129,643	124,111
Other current assets	18,671	27,250
Total current assets	298,678	327,095

Property, plant and equipment, net	213,239	201,382
Goodwill	324,289	333,214
Other assets	63,026	61,828
Total assets	$899,232	$923,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$49,775	$44,600
Accrued expenses and other current liabilities	69,275	72,640
Deferred income taxes	26,088	26,306
Current maturities of long-term debt	337	792
Total current liabilities	145,475	144,338

Long-Term debt, net of current maturities	229,000	266,230
Deferred income taxes	16,824	17,214
Other noncurrent liabilities	121,321	121,693
Stockholders' Equity	386,612	374,044
Total liabilities and stockholders' equity	$899,232	$923,519

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Nine Months Ended
	March 28,	March 29,
(U.S. Dollars, in thousands)	2015	2014
Operating Activities:
Net income	$45,750	$31,951
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	23,873	23,152
Loss on sale of businesses	—	12,837
Pension withdrawal and associated expenses	6,500	9,854
Deferred income taxes	3,624	16,457
Share-based compensation	5,320	4,575
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	268	(8,565)
Inventory and merchandise in service	(9,518)	(7,478)
Accounts payable	6,224	(4,154)
Other	(1,175)	(36,087)
Net cash provided by operating activities	80,866	42,542
Investing Activities:
Capital expenditures	(40,022)	(23,172)
Divestiture of businesses	—	6,641
Net cash used for investing activities	(40,022)	(16,531)
Financing Activities:
Repayments of long-term debt	(675)	(18)
Repayments of revolving credit facilities, net	(36,962)
Cash dividends paid	(18,542)	(16,057)
Net Issuance of common stock, under stock option plans	4,107	8,582
Repurchase of common stock	(11,158)	(8,619)
Shares associated with tax withholdings under our equity incentive plans	(1,600)	(1,329)
Excess tax benefits of shared-based compensation	3,676	3,801
Net cash used for financing activities	(61,154)	(13,640)
Effect of Exchange Rates on Cash	(3,480)	(1,426)
Decrease in Cash and Cash Equivalents	(23,790)	10,945

Cash and Cash Equivalents:
Beginning of period	37,118	38,590
End of period	$13,328	$49,535

Supplemental Cash Flow Information
Cash paid for-	4,123	3,405
Interest	13,187	25,465
Income taxes
Supplemental Non-cash Investing Information
Capital expenditures included in accounts payable	2,862	—
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com